QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

MEMORANDUM

This MEMORANDUM, dated December 3, 2005, is made by and among EDWARDS LIFESCIENCES LIMITED, a Japanese corporation (the "Seller"), APRECO, LLC, a Delaware corporation (the "Purchaser"), and CITILEASE COMPANY LTD., a Japanese corporation (the "Agent") with respect to amendments to the Receivables Purchase Agreement dated December 4, 2002 made by and among the parties hereto, as amended thereafter by the memorandum dated April 22, 2005 (all together collectively, the "Agreement"), in accordance with Article 20 of Exhibit A of the Agreement.

Article 1. Definition

Any capitalized term used herein without definition shall have the meaning ascribed thereto in the Agreement.

Article 2. Amendment

The Agreement shall be amended as follows:

(i)
Termination Date defined in Paragraph 2.A. (ix) in the Agreement shall be extended to December 3, 2008.

(ii)
Paragraph 2. G. in the Agreement shall be amended to read as follows:

  The Discount shall be equal to the Purchaser's cost of funds plus (a) forty-five (45) basis points of the Capital on the Settlement Date which corresponds to the amount up to ¥ 2 billion, (b) forty (40) basis points of the Capital on the Settlement Date which corresponds to the amount over ¥ 2 billion and up to ¥ 4 billion and (c) thirty-five (35) basis points of the Capital on the Settlement Date which corresponds to the amount over ¥ 4 billion (the "Program and Liquidity Fee"). Such cost of funds shall be comprised of each of the following actual documented costs of the Purchaser that are directly related to the relevant Purchase: (i) the Purchaser's cost of commercial paper or senior debt (or the Purchaser's backstop bank liquidity funding cost if the commercial paper market is not available on the relevant date), (ii) the dealer fee relating to the placement of such commercial paper, (iii) the foreign exchange swap cost, and (iv) Purchaser's administrative costs including, but not limited to, the credit enhancement cost, rating agency fees, and any reasonable professional fees. The Program and Liquidity Fee shall be determined on an annual basis depending on the liquidity market conditions, subject to mutual agreement between the Seller and the Agent.

Article 3. Effective Date

This Memorandum shall become effective on the date of execution thereof.

Article 4. Integrity

A.
This Memorandum shall constitute an integral part of the Agreement.

B.
Except as expressly provided herein, the provisions of the Agreement remain in full force.

C.
If there is any inconsistency or controversy between this Memorandum and the Agreement or any agreements to which the Seller is a party or regarded as a party, this Memorandum shall prevail between the parties hereto.

Article 5. Validity etc.

In case any provision in or obligation under this Memorandum shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of or obligations under this Memorandum shall not be affected or impaired thereby.

Article 6. Jurisdiction and Governing Law

A.
The parties hereto agree that the Tokyo District Court shall have the exclusive first-instance jurisdiction over any and all disputes relating to this Memorandum.

B.
This Memorandum shall be governed by and interpreted in accordance with the laws of Japan.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed by their respective duly authorized representatives.

EDWARDS LIFESCIENCES LIMITED
/s/ Name: Title:
APRECO, LLC Citilease Company Ltd., attorney-in-fact for ARECO, LLC
/s/ Name: Title:
CITILEASE COMPANY LTD.
/s/ Name: Title:

QuickLinks

MEMORANDUM